As filed with the Securities and Exchange Commission on February 13, 2025

Registration No. 333-259873

Registration No. 333-273065

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

Form S-8 Registration No. 333-259873

Form S-8 Registration No. 333-273065

UNDER

THE SECURITIES ACT OF 1933

BM TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-3410369
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

171 North Winstead Avenue

Rocky Mount, North Carolina 27804

(Address of Principal Executive Offices) (Zip Code)

BM Technologies, Inc. 2020 Equity Incentive Plan

BM Technologies, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Danialle Evans

Chief Financial Officer & Treasurer

171 North Winstead Avenue

Rocky Mount, North Carolina 27804

(Name and address of agent for service)

(252) 937-2152

(Telephone number, including area code, of agent for service)

Copies to:

Michael P. Reed

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 841-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and, together, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by BM Technologies, Inc., a Delaware corporation (the “Registrant”):

●	Registration Statement No. 333-259873, filed with the SEC on September 29, 2021, pertaining to the registration of 1,220,037 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Registrant reserved for issuance under the BM Technologies, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) and 500,000 shares of Common Stock reserved for issuance under the BM Technologies, Inc. 2021 Employee Stock Purchase Plan; and

●	Registration Statement No. 333-273065, filed with the SEC on June 30, 2023, pertaining to the registration of an additional 1,279,963 shares of Common Stock reserved for issuance under the 2020 Plan.

On January 31, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 24, 2024, by and among the Registrant, First Carolina Bank, a North Carolina state-chartered bank (“First Carolina Bank”), and Double Eagle Acquisition Corp, Inc., a Delaware corporation and wholly owned subsidiary of First Carolina Bank (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of First Carolina Bank.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 13, 2025.

BM TECHNOLOGIES, INC.

By:	/s/ Danialle Evans
Name:	Danialle Evans
Title:	Chief Financial Officer & Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

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